Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Global Stock Plan and the Amended 2000 Employee Stock Purchase Plan of Soapstone Networks, Inc. of our reports dated March 10, 2008, with respect to the consolidated financial statements and schedule of Soapstone Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Soapstone Networks, Inc. filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Boston, Massachusetts

July 11, 2008